Exhibit 10.11
Summary Plan Description
P E N T E G R A   R E T I R E M E N T   S E R V I C E S
Pentegra Defined
Benefit Plan for
Financial Institutions
as adopted by:
Federal Home Loan Bank of Pittsburgh

SUMMARY PLAN DESCRIPTION
for
Federal Home Loan Bank
of Pittsburgh
Pittsburgh, Pennsylvania
January 1, 2005
PENTEGRA DEFINED BENEFIT PLAN FOR
FINANCIAL INSTITUTIONS
108 Corporate Park Drive
White Plains, NY 10604

TO OUR MEMBERS:
We are pleased to present this booklet so that you may better understand the retirement plan which is provided by your employer through its participation in the Pentegra Defined Benefit Plan for Financial Institutions (formerly known as the Financial Institutions Retirement Fund) (the “Pentegra DB Plan”).
The Pentegra DB Plan is a large, non-profit, tax-exempt pension trust which was created in 1943. It is administered by a professional staff under the direction of a Board of Directors comprised of presidents of Federal Home Loan Banks and officers of various participating employers.
The Pentegra DB Plan enables financial institutions and other organizations serving them to provide for the security of their employees. It invests the contributions made to it and, under its Comprehensive Retirement Program (a defined benefit pension plan), it pays out retirement, disability and death benefits.
This booklet highlights the main benefit features of your retirement plan. The Regulations contain the governing provisions and should be consulted as official text in all cases. If there is any conflict between this booklet (Summary Plan Description) and the Pentegra DB Plan’s Regulation’s, the Pentegra DB Plan’s Regulations will control. Either your employer or the Pentegra DB Plan will give you a copy of the Regulations at your request.
Board of Directors
Pentegra Defined Benefit Plan for
Financial Institutions

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EMPLOYEE ELIGIBILITY
Each employee must become a member when eligible and shall be enrolled by his employer at that time. An employee will be eligible for membership in the Comprehensive Retirement Program on the first day of the month following satisfaction of his employer’s waiting period, if any. Your employer’s current waiting period for new employees is:
6 months of service
If an employee is expected by his employer to complete 1,000 hours of service in the 12 consecutive months following his enrollment date, he will be enrolled as an active member and, as such, he will be entitled to all the benefits described in this booklet. If he is not expected to complete 1,000 hours of service in this 12 consecutive month period, he will be enrolled as an inactive member and, as such, he will not accrue or be entitled to any retirement or death benefits (see Article X, Section 3 of the Regulations). Subsequently, the member will be active or inactive depending on whether or not he completes 1,000 hours of service in each calendar year.
In counting hours, an employee will be credited with an hour of service for every hour for which he has a right to be paid. This includes vacation, sick leave, jury duty, etc., and any hours for which back pay may be due.
*     *     *     *    *    *
Regardless of the above, an employee will not be eligible for membership while he is in a class of employees which his employer has obtained permission to exclude (see Article II, Section 2 of the Regulations). Any such classes which your employer now excludes are listed directly below. (If none are listed, this paragraph may be disregarded.)
•	Employees who are compensated on an hourly basis.

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SERVICE AND SALARY
Your benefits will be based on your benefit service and salary. The period of benefit service is the number of years and months of employment upon which benefits are determined under the Plan.
Benefit Service includes:
Prior Service — any or all employment prior to the date your employer joined the Pentegra DB Plan for which your employer has purchased credit.
plus
Membership Service (or future service) — period of employment as an active member (see Page 1) from enrollment to retirement, death or other termination.
For example, suppose a person joined his employer at age 35. Then 10 years later, when he was 45, his employer joined the Pentegra DB Plan and purchased credit for his 10 years of prior service. After 20 years of membership service he will reach retirement age 65. Altogether he will then have 30 years of benefit service:

Prior Service	+	Membership Service	=	Benefit Service
10 Years	+	20 Years	=	30 Years
The easy way to approximate how much benefit service you would have upon retirement at age 65 is to subtract from 65 whatever age you were when your benefit service began.
Vesting Service is the period used to determine whether or not an employee is vested and eligible for early retirement. It is your period of employment measured from the first day of the month in which you were hired (but not before the earliest date your employer provided credit under any pension plan) to the last day of the month in which you terminate employment. (Refer to Page 3 describing Vesting.)
Salary is your basic annual salary rate as of each January 1, exclusive of special payments such as overtime, bonuses, fees, etc.
Salary does not include commissions.

5 Yr.
VESTING
“Vested” means that you have a nonforfeitable right to a retirement benefit which you will not lose if you terminate your employment. A member will become vested in accordance with the following schedule:

Completed Years	Vested
of Employment	Percentage

Less than 5	0
5 or more	100%
Members who have reached age 65 are automatically 100% vested, regardless of completed years of employment.
Any member who terminates service after becoming fully or partially vested is entitled to receive a retirement benefit (see Retirement Benefit section). If, for example, he is 100% vested upon termination of employment, he would be entitled to a retirement allowance at age 65 equal to 100% of the allowance accrued to his termination date. If he is not vested at termination, he will not be entitled to any retirement benefit.
NOTE: See Reinstatement of Membership and Service explained later.

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RETIREMENT BENEFITS
General:
•	The regular form of all retirement benefits provides a retirement allowance (see normal, early and disability retirement formulas) plus a retirement death benefit (explained later). Instead of choosing the regular form, it is possible to select one of the optional forms as described in the section titled “Optional Forms of Retirement Benefit.”
•	All retirement allowances
—	are over and above Social Security,

—	are payable in monthly installments for life, and

—	must begin as of the April 1st of the calendar year following the later of (i) the calendar year in which you attain age 70 ½, or (ii) the calendar year in which you retire (“Required Beginning Date”). However, if you are a 5% owner, your Required Beginning Date is the April 1st of the calendar year following the calendar year in which you attain age 70 ½.
Normal Retirement:
Upon termination of employment at or after age 65, you will be entitled to a normal retirement benefit. The formula for determining your normal retirement allowance is:

		Years of		High-3		Regular
		Benefit		Average		Annual
2%	×	Service	×	Salary	=	Allowance
For example, suppose a member had 30 years of benefit service at termination of employment and his average annual salary for the 3 consecutive years of highest salary during benefit service (“High-3 Average Salary”) was $22,000. His annual retirement allowance would be:

		Years of		High-3		Regular
		Benefit		Average		Annual
		Service		Salary		Allowance

2%	×	30 yrs. (=60%)	×	$22,000	=	$13,200
If you do not continue in your employer’s service after age 65, you may begin your normal retirement allowance as described above or you may defer commencement of your allowance until any time up to your Required Beginning Date.
Retirement beyond age 65 (for those who have attained age 65 on or after July 1, 1988).
If you continue in employment beyond normal retirement age 65, you will receive a benefit determined under the employer’s benefit formula based on salary and benefit service earned beyond age 65 until actual termination of employment (regardless of age) without any increase for delayed payment. However, the benefit will not be less than the benefit you would have had at normal retirement age (65) actuarially increased.
Special rules apply to members who reached age 65 prior to July 1, 1988 and continued in employment beyond that date.

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Early Retirement:
If you leave your employer prior to age 65, after having become fully or partially vested (see Page 3), you will be entitled to an early retirement benefit. The retirement allowance payable at age 65 is equal to the vested amount of the normal retirement allowance accrued to your termination date. Payment may be commenced as early as age 45, in which case the allowance otherwise payable at age 65 is reduced by applying an early retirement factor based on your age when payments begin (see below). Payment may also be deferred to any time up to your Required Beginning Date, in which case the retirement allowance payable at age 65 will be increased actuarially.
Suppose, for example, a member terminates employment at age 61 after 26 years of benefit service (rather than at age 65 after 30 years), and that his High-3 Average Salary over such a period is $18,000. His annual retirement allowance commencing at age 65 would be:

		Years of		High-3		Regular Annual
		Benefit		Average		Allowance Payable
		Service		Salary		At Age 65

2%	×	26 yrs. (= 52%)	×	$18,000	=	$9,360
If, on the other hand, the member elected to have his retirement allowance commence immediately, the allowance payable at age 65 would be reduced by 3% for each year he is under age 65, as follows:

Annual		Early		Regular Annual
Allowance		Retirement		Allowance Payable
Payable at Age 65		Factor (Age 61)		Immediately (Age 61)

$9,360	×	88%	=	$8,237
NOTE: 88% is the early retirement factor at age 61. The reduction in allowance takes into account that the allowance to a younger person will probably be payable for a longer period of time. The other early retirement factors are:

Age When		Age When		Age When
Allowance		Allowance		Allowance
Begins	Factor	Begins	Factor	Begins	Factor
45	40%	52	61%	59	82%
46	43%	53	64%	60	85%
47	46%	54	67%	61	88%
48	49%	55	70%	62	91%
49	52%	56	73%	63	94%
50	55%	57	76%	64	97%
51	58%	58	79%	65	100%
(Interpolation shall be made to the nearest month.)

Disability Retirement:
If, after completing 1 year of membership service or having been credited with 5 years of benefit service (not counting service during a leave of absence) but before attaining age 65, you should have to stop working because of a disability, you may be entitled to a disability retirement benefit. First, you must file an application with the Pentegra DB Plan within 13 months after the date you had to stop working. Second, you must satisfy either Test A or B below:
Test A — Certification by doctors designated by the Pentegra DB Plan that your disability (i) prevents you from doing the kind of work for which you are fitted or trained, and (ii) is expected to last at least 12 months from the date you had to stop working or to result in death.
or
Test B — Proof that you are eligible for disability insurance benefits under Title II of the Federal Social Security Act.
Generally, the annual disability retirement allowance payable immediately, and for as long as you are so disabled, is the higher of (i) an amount equal to the normal retirement allowance accrued to your termination date, or (ii) 30% of average annual salary for the 5 highest paid consecutive years of benefit service (“High-5 Average Salary”). However, it cannot be more than what your normal retirement allowance would have been if you stayed in service to age 65.

RAP
Retirement Adjustment Payment:
(Applicable only to those enrolled prior to July 1, 1983)
If you retire after age 55 (whether normal, early or disability retirement), you will be entitled to a Retirement Adjustment Payment. Please note that under the provisions of the plan, you are deemed to be retired upon your termination of employment with a deferred vested benefit. The Retirement Adjustment Payment is a single lump sum equal to three months’ regular retirement allowance payable when your allowance commences.
To illustrate, the annual allowance upon normal retirement would be calculated as shown on Page 4. Assume the annual retirement allowance was $6,300, then in addition to such allowance, the member would receive a Retirement Adjustment Payment as follows:

Regular								Retirement
Annual								Adjustment
Allowance								Payment

$6,300	÷	12	=	$525 (per month)	×	3	=	$1,575

Option (1-3x, 12x)/90
DEATH BENEFIT
In Active Service:
If a member dies in active service, his beneficiary would be entitled to a lump sum death benefit equal to 100% of the member’s last 12 months’ salary, plus an additional 10% of such salary for each year of benefit service until a maximum of 300% of such salary is reached for 20 or more years, plus refund of his own contributions, if any, with interest.
Suppose a member dies after 15 years of benefit service and that his last 12 months’ salary is $12,000. His beneficiary would get:

		Last 12 Months		Lump Sum
		Salary		Death Benefit

250%	×	$12,000	=	$30,000
Either the member or beneficiary may elect to have his benefit or the retirement death benefit described below paid in the form of installments over a period of up to 10 years or a lifetime annuity. (See the regulations for further explanation.)
If a member dies after becoming eligible for early retirement his beneficiary would receive the higher of (i) the active service death benefit described above, or (ii) the retirement death benefit described below (as if the member had retired on the first day of the month in which he died).
In Retirement:
The regular form of all retirement benefits (normal, early or disability) includes not only a retirement allowance, but also a lump sum retirement death benefit which is 12 times the annual retirement allowance less the sum of such allowance payments made before death.
This retirement death benefit, assuming a regular annual retirement allowance of say $10,000 and death 2 years after retirement, is illustrated below:

Annual				Initial Death		Allowance
Retirement				Benefit At		Payments		Lump Sum
Allowance				Retirement		For 2 Years		Death Benefit
$10,000	×	12	=	$120,000	less	$20,000	=	$100,000
All retirement allowances continue for life, even though under the regular form there would be no death benefit payable after 12 years.
NOTE: If a retiree should die before his allowance payments start (as in the case of an early or normal retiree with deferred allowance), the death benefit would be 12 times the regular annual allowance which would have been payable had his allowance commenced as of the first day of the month in which he died.

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Optional Forms of Retirement Benefit:
At any time before your retirement allowance begins, you may elect to convert your regular retirement allowance and death benefit (described previously) to an optional form of benefit. The amount of each Option in which you are interested will be determined and communicated to you at retirement.
These Options are:

1 —	A higher allowance payable for life and no further benefit upon death.

2 —	A joint and survivor allowance which would continue at the rate of 100% to your contingent annuitant if he or she survives you. If both you and your contingent annuitant die before 120 monthly installments have been paid, the commuted value of such unpaid installments would be paid in a lump sum to your beneficiary.

3 —	A joint and survivor allowance which would continue at the rate of 50% to your contingent annuitant if he or she survives you.

4 —	A revised retirement allowance during your life with some other benefit payable upon your death, subject to certain limitations and approval of the Pentegra DB Plan.

5 —	A single lump sum settlement in lieu of any monthly allowance and death benefit. This may be elected if you retire after attaining age 45 or if you are an early retiree and defer commencement of your benefit until such age. The election of this option requires written consent of your spouse, if any.

6 —	A partial lump sum settlement equal to 25%, 50% or 75% of the total benefit and a monthly allowance for the remainder of the benefit which must commence at the time of the partial lump sum settlement. This may be elected if you retire after attaining age 45 or if you are an early retiree and defer commencement of your benefit until such age. The election of this option requires written consent of your spouse, if any.
NOTE: The death benefit of a deceased retiree or member who was eligible for early retirement, who (i) is survived by a spouse, and (ii) has not made any election with respect to his death benefit or retirement benefit, will be paid to the spouse in an amount equal to a lifetime annuity of at least 50% of the retiree’s allowance had he elected Option 3 above. This benefit may be paid in the form of a lump sum or in installments of equivalent value.

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PAYING FOR THE BENEFITS
All contributions are actuarially determined. Your employer has elected to pay the full cost of your benefits. You, as an employee, do not contribute while on the “non-contributory basis.”
Special Note to any Member who has “Accumulated Contributions” with the Pentegra DB Plan:
If you made personal contributions to the Pentegra DB Plan while your present or previous employer was on the contributory basis and if those contributions have not been refunded to you, you are fully vested in the value of such contributions plus interest (“accumulated contributions”). This means that if you terminate employment, you may request a refund of such accumulated contributions. If you terminate before becoming fully or partially vested in a retirement benefit, the refund will be in lieu of all other benefits. If you terminate after becoming fully or partially vested in an early or normal retirement benefit (refer to Page 3 describing Vesting), the refund will be in lieu of that portion of your retirement benefit which is attributable to your accumulated contributions. The remaining portion, attributable to your employer’s contributions, will be payable as a reduced retirement benefit.
Your accumulated contributions will be shown on your Personal Annual Statement (see below).
YOUR PERSONAL ANNUAL STATEMENT
(Keeping You Informed)
Every year the Pentegra DB Plan prepares your own Personal Annual Statement, a report which shows as of each January 1 your periods of accrued vesting and benefit service and the status of your retirement and death benefits. These statements are sent to your employer for distribution in or about the following March.

C(95)
REINSTATEMENT OF
MEMBERSHIP AND SERVICE
If you leave employment before becoming vested (see Page 3), but become reemployed by the same or another employer participating in this Program, you will be reenrolled immediately. If the period of your break in service (i.e., the period between your termination and reemployment) was not longer than 60 months, then your previous vesting service will be reinstated, and if the break in service was not longer than 12 consecutive months, then you will also receive vesting service credit for the period of your break. If the period of your break in service exceeded 60 months but was not longer than the period of your vesting service before becoming vested, and your break in service did equal or exceed the greater of 60 consecutive months or your previous vesting service, upon reemployment you shall be treated as a new employee.
Upon reinstatement of your vesting service, your previous benefit service will also be reinstated if you repay within 5 years of your reemployment or the date you incurred a break in service of at least 60 months, any accumulated contributions which were refunded to you with interest to the date of such repayment.
For example, if you terminated service and had completed 1 year (12 months) of vesting service, you would not be vested in a retirement benefit and would be entitled only to the refund of your own contributions, if any, plus interest. However, if you returned to service with any participating employer within 60 months, your previous vesting service would be reinstated and your previous benefit service would also be reinstated if you repaid with interest any contributions that had been refunded to you.
If you leave employment with a vested benefit, commence receiving benefits, and then are reemployed as an active member by a participating employer, you will be reenrolled immediately and given the option, within six months following reemployment as an active member, to make an irrevocable election to continue to receive the payment of your Retirement Allowance or to suspend the payment until subsequent termination of service. If no election is made, the payment of your Retirement Allowance will continue in the form of payment previously chosen. Upon your subsequent retirement, your retirement benefit will be based upon your benefit service before and after your prior retirement and your salary during that service, but will be actuarially reduced for any such benefit already paid.

Option/Dis./94
LEAVES OF ABSENCE
There are 3 types of approved leaves of absence which may be granted on a uniform basis by your employer during which your membership continues.
Type 1 — Non-military leave for up to one year during which all contributions continue. Both vesting and benefit service continue to accrue to you during this leave.
Type 2 — Non-military leave for up to one year during which all contributions are discontinued. During this leave, vesting service continues to accrue to you but benefit service does not. Benefit service will begin again upon termination of leave and resumption of contributions.
Military Leave of Absence — Qualified military service leave as provided under Section 414(u) of the Internal Revenue Code. Upon reemployment, such leave shall constitute service with your employer for purposes of determining vesting, eligibility and benefit accruals.
Any benefit for which you are otherwise eligible (subject to any restrictions under Disability Retirement) may become payable during a Type 1 leave. However, no benefit, other than the refund of your contributions, if any, is payable on account of your disability or death incurred during a Type 2 leave, except that if you are eligible for early retirement and die during such leave, your beneficiary will receive the retirement death benefit described previously which would have been payable if you had retired on the first day of the month in which your death occurred.

LIMITATIONS ON BENEFITS
•	No benefit is payable by the Pentegra DB Plan unless the required contributions and application forms have been received by the Pentegra DB Plan.

•	Internal Revenue Service (IRS) requirements impose certain limitations on the amount of benefits that may be paid under this and other qualified retirement plans. (See Article XI of the Regulations.) These limitations normally affect only the highest-paid employees and are subject to periodic change by the IRS. The dollar limit on annual benefits payable from a defined benefit plan is $170,000 (indexed for cost of living adjustments in $5,000 increments) actuarially reduced for benefits commencing before age 62 and increased for benefits commencing after age 65. If an employee has less than 10 years of vesting service or is under age 65 when he retires, or if his employer has 2 plans in effect, his benefits are subject to further restrictions. These limitations are subject to adjustment in accordance with IRS Regulations.

•	If an employer should withdraw from the Pentegra DB Plan (see Article XII of the Regulations) and establish a comparable defined benefit plan as a qualified successor plan, each member of such employer can elect either (i) to receive his accrued benefit from such successor plan, in which case he will be included in the computation of the distributable fund to be transferred to the successor plan, or (ii) to become an inactive member of the Pentegra DB Plan in which case he will continue to accrue vesting service and will receive his vested accrued benefit, if any, in accordance with the Pentegra DB Plan’s vesting schedule (Page 3) upon termination of employment with the employer. If a withdrawing employer establishes a qualified successor plan other than a comparable defined benefit plan, each member of such employer can elect either (i) to receive his accrued benefit from such successor plan, in which case he will be included in the computation of the distributable fund to be transferred to the successor plan, or (ii) to become a fully vested inactive member of the Pentegra DB Plan, in which case he will become a retiree of the Pentegra DB Plan upon termination of employment with the employer. If a withdrawing employer does not establish a qualified successor plan, all members will become fully vested retirees of the Pentegra DB Plan as of the withdrawal date. The rights of retirees, beneficiaries or contingent annuitants, to the extent permitted by law, will be unaffected by the employer’s withdrawal. Limits may be imposed upon the benefits of certain higher-paid employees if an employer withdraws from the Pentegra DB Plan within 10 years after the later of its commencement date or the effective date of any change which increases benefits. (See Section 1(c) Article XI.)

•	Amounts payable by the Pentegra DB Plan may not be assigned, and if any person entitled to a payment attempts to assign it, his interest in the amount payable may be terminated and held for the benefit of that person or his dependents.

•	If the Pentegra DB Plan cannot locate any person entitled to a payment from the Plan and 5 years elapsed from the due date of such payment, the Pentegra DB Plan may cancel all payments due him to the extent permitted by law.

•	Your employer’s continued participation is subject to IRS approval and any requirements it may impose.

INSURANCE OF BENEFITS
Benefits under the Plan are insured by the Pension Benefit Guaranty Corporation (PBGC) if the Pentegra DB Plan terminates. Generally the PBGC guarantees most vested normal retirement age benefits, early retirement benefits, and certain disability and survivor pensions. However the PBGC does not guarantee all types of benefits under covered plans, and the amount of benefit protection is subject to certain limitations.
The PBGC guarantees vested benefits at the level in effect on the date of plan termination. However, if prior to the termination of a plan, the employer has been participating for less than 5 years, or if benefits have been increased within the past 5 years, the whole amount of the vested benefits or the vested increase may not be guaranteed. In addition, there is a ceiling on the amount of monthly benefit the PBGC guarantees, which is adjusted periodically. A withdrawal of your employer from participation in the Pentegra DB Plan is not a termination under this paragraph, and only those benefits provided under Article XII of the Regulations are payable in the event of such a withdrawal.
For more information on the PBGC insurance protection and its limitations, ask the Plan Administrator or the PBGC. Inquiries to the PBGC should be addressed to the PBGC’s Technical Assistance Division, 1200 K Street N.W., Suite 930, Washington, D.C. 20005 - 4026 or call 202-326-4000 (not a toll free number). TTY/TTD users may call the federal relay service toll free at 1-800-877-8339 and ask to be connected to 202-326-4000. Additional information about the PBGC’s pension insurance program is available through the PBGC’s website on the Internet at http://www.pbgc.gov.
DISPUTED CLAIMS PROCEDURE
If you disagree with the Pentegra DB Plan with respect to any benefit to which you feel you are entitled, you should make a written claim to the President of the Pentegra DB Plan. If your claim is denied, you will receive written notice from him explaining the reason for the denial within 90 days after the claim is filed.
The President’s decision shall be final unless you appeal such decision in writing to the Retirement Committee of the Board of Directors of the Pentegra DB Plan at 108 Corporate Park Drive, White Plains, N.Y. 10604, within 60 days after receiving the notice of denial. The written appeal should contain all information you wish to be considered. The Retirement Committee will review the claim within 60 days after the appeal is made. Its decision shall be in writing, shall include the reason for such decision and shall be final.
QUALIFIED DOMESTIC RELATIONS ORDERS (“QDROS”)
A QDRO is a judgment, decree or order which has been determined by the Pentegra DB Plan, in accordance with the procedures established under the Pentegra DB Plan’s Regulations, to constitute a QDRO under the Internal Revenue Code.
To obtain copies of the Pentegra DB Plan’s Model QDRO and QDRO Procedures, free of charge, please contact the Plan Administrator. (Please refer to the “Other Plan Information” section of this booklet to obtain the Plan Administrator’s address and phone number).

STATEMENT OF MEMBER’S RIGHTS
As a member in the Comprehensive Retirement Program you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all members shall be entitled to:
•	Examine, without charge, at the Plan Administrator’s office or at other specified locations all plan documents, and copies of all documents filed by the plan with the U.S. Department of Labor such as detailed annual reports and plan descriptions.

•	Receive a summary of the plan’s annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

•	Obtain copies of all plan documents and other plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies.

•	Obtain, without charge, a statement telling you whether you have a vested right to receive a pension at normal retirement (age 65) and if so, what your benefits would be at that time if you stop working under the plan now. If you do not have a vested right to a pension, the statement will tell you how many more years you have to work to get such a right. (this type of statement is provided automatically to each member once a year; see your Personal Annual Statement as described earlier.)
In addition to creating rights for plan members, ERISA imposes duties upon the people who are responsible for the operation of the plan. The people who operate your plan, called “fiduciaries,” have a duty to do so prudently and in the interest of you and other plan members, retirees and beneficiaries. No one, including your employer, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA. If your claim for a pension benefit is denied in whole or in part you will receive a written explanation of the reason for the denial. As already explained, you also have the right to have your claim reconsidered.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive them, unless such materials were not sent for reasons beyond the Administrator’s control. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.
In addition, if you disagree with the Plan Administrator’s decision (or lack thereof) concerning the qualified status of a domestic relations order subsequent to the 18 month period prescribed in Section 414(p) of the Code, after you have complied with the remedies prescribed in the Pentegra DB Plan’s QDRO Procedures and the Disputed Claims Procedure outlined in this Summary Plan Description, you may file suit in federal court.
If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U. S. Department of Labor or, after you have complied with the Disputed Claims Procedure outlined in this Summary Plan Description, you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if it finds your claim is frivolous).
If you have any questions about your plan, you should contact the Plan Administrator. If you have any questions about this statement or your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.
This statement of ERISA rights is required by federal law and regulation.

OTHER PLAN INFORMATION
Plan Sponsor:
The Comprehensive Retirement Program is sponsored by the –
Pentegra Defined Benefit Plan for Financial Institutions
108 Corporate Park Drive
White Plains, New York 10604
Telephone: (914) 694-1300
Employer Identification Number — 13-5645888
Plan Number — 001
Plan Year End — June 30
Plan Administrator:
The Plan Administrator is the President of the Pentegra DB Plan, Kenneth H. Montgomery, whose place of business is the office of the Pentegra Defined Benefit Plan for Financial Institutions. The President is also the person designated as agent for service of legal process. Service of legal process may also be made upon a Plan Trustee.
Board of Directors:
The makeup of the Board changes from year to year, but you may refer to the most recent Annual Report (which is furnished to your employer) for a current listing of Directors and their places of business.
Participating Employers:
A listing of employers participating in the Comprehensive Retirement Program will be furnished upon request by the Plan Administrator.